This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated February 25, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY MLI-1

dated December 8, 2025)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	February , 2026 March , 2026 March , 2027
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Index on the applicable quarterly Coupon Observation Date is greater than or equal to 80% of the Starting Value.

■The Contingent Coupon Payment (with Memory) per unit payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be between [$0.125 and $0.150] per unit (equal to a rate of between approximately [5.00% and 6.00%] per annum).

■Automatically callable if the Observation Value of the Index on any Call Observation Date, occurring approximately three, six and nine months after the pricing date, is at or above the Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.

■If not called, a maturity of approximately 12 months.

■If not called, at maturity, if the level of the Index has not decreased by more than 20%, a return of principal plus the final Contingent Coupon Payment (with Memory); otherwise, 1-to-1 downside exposure to decreases in the Index from the Starting Value, with up to 100.00% of the principal amount at risk.

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 and “Additional Risk Factors” beginning on page TS-9 of this term sheet, and “Risk Factors” beginning on page PS-4 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is expected to be between $9.225 and $9.775 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.000	$
Underwriting discount(1)	$ 0.075	$
	$ 0.050	$
Proceeds, before expenses, to BofA Finance	$ 9.875	$

(1)The underwriting discount reflects a sales commission of $0.075 per unit and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

February     , 2026

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Summary

The Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March   , 2027 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure, which is the Dow Jones Industrial Average® (the “Index”), on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Index on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Index is greater than or equal to the Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Index from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-17.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 12 months, if not previously called
Market Measure:	The Dow Jones Industrial Average® (Bloomberg symbol: "INDU")
Coupon Barrier:	80% of the Starting Value
Threshold Value:	80% of the Starting Value
Call Value:	100% of the Starting Value
Contingent Coupon Payments (with Memory):

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Index on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) per unit payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be between [$0.125 and $0.150] per unit (equal to a rate of between approximately [5.00% and 6.00%] per annum).

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:	The closing level of the Index on the pricing date.
Ending Value:

The closing level of the Index on the Final Calculation Day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-26 of the accompanying product supplement.

Observation Value:	The closing level of the Index on the applicable Coupon Observation Date or Call Observation Date.
Coupon Observation Dates:

On or about May  , 2026, August  , 2026, November  , 2026 and February  , 2027 (the final Coupon Observation Date), which dates are approximately three, six, nine and twelve months after the pricing date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described on page PS-35 of the accompanying product supplement.

Call Observation Dates:	The Coupon Observation Dates that are approximately three, six and nine months after the pricing date.
Final Calculation Day/Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date (which will also be the final Coupon Observation Date).
Coupon Payment Dates:

Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described on page PS-25 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-2

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Events of Default:

Events of default are defined in the senior indenture. Subject to the below paragraph, if such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining Payment on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-3

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value on a Call Observation Date is greater than or equal to the Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date and no further amounts will be payable on the notes.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

The final Contingent Coupon Payment (with Memory) will also be payable if the Observation Value on the final Coupon Observation Date is greater than or equal to the Coupon Barrier.

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-4

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY MLI-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Observation Value of the Index will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.

■You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called, that the Index will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.

■You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the level of the Index is significantly greater than such return.

■You are willing to lose up to 100% of the principal amount if the notes are not called.

■You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

■You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

■You anticipate that the Observation Value of the Index will be less than its Coupon Barrier on each Coupon Observation Date.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You seek an uncapped return on your investment.

■You seek principal repayment or preservation of capital.

■You want to receive dividends or other distributions paid on the stocks included in the Index.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-5

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Call Value, Observation Values and Contingent Coupon Payments (with Memory), whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)a Starting Value of 100.00;

2)a Coupon Barrier of 80.00;

3)a Threshold Value of 80.00;

4)a Call Value of 100.00;

5)an expected term of the notes of approximately 12 months if the notes are not called on any Call Observation Date;

6)a Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.1375 per unit (the mid-point of the Contingent Coupon Payment (with Memory) range);

7)the Coupon Observation Dates occurring approximately three, six, nine and twelve months after the pricing date; and

8)the Call Observation Dates occurring approximately three, six and nine months after the pricing date.

The hypothetical Starting Value of 100.00 for the Index used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Index. For recent actual levels of the Index, see “The Index” section below. The Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Example 1 - The Observation Value of the Index on the first Coupon Observation Date (which is also the first Call Observation Date) is 50.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date and the notes are not automatically called.

Example 2 - The Observation Value of the Index on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date and the notes are not automatically called. The Observation Value of the Index on the second Coupon Observation Date is 105.00. Therefore, the notes will be automatically called at $10.000 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.1375 x 2 - (ii) $0.000 = $0.275

Call Payment on the second Call Payment Date = $10.275 per unit.

Example 3 - The Observation Value of the Index on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date and the notes are not automatically called. The Observation Value of the Index on the second Coupon Observation Date is above the Coupon Barrier but below the Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $0.275 ($0.1375 x 2 - $0) is paid and the notes are not called. The Observation Value of the Index on the third Coupon Observation Date is 85.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) will be paid on the applicable Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.1375 x 3 - (ii) $0.275 = $0.1375

Contingent Coupon Payment (with Memory) paid on the third Coupon Payment Date = $0.1375 per unit.

Example 4 - The Observation Value of the Index on each of the first three Coupon Observation Dates (which are also the Call Observation Dates) is above the Coupon Barrier but below the Call Value. Therefore, the notes are not automatically called prior to maturity, but a Contingent Coupon Payment (with Memory) of $0.1375 per unit is paid on each of the first three Coupon Payment Dates. The Ending Value of the Index is 95.00, which is greater than the Coupon Barrier and the Threshold Value. The Redemption Amount will equal $10.000 plus the final Contingent Coupon Payment (with Memory) of $0.1375 = $10.1375 per unit.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-6

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Example 5 - The Observation Value of the Index on each of the first three Coupon Observation Dates (which are also the Call Observation Dates) is below the Coupon Barrier and the Call Value. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first three Coupon Payment Dates. If the Ending Value of the Index is less than the Threshold Value (which would also be less than the Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Index is 50.00, the Redemption Amount per unit will be:

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-7

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount.

■Your investment return is limited to the return represented by the Contingent Coupon Payments (with Memory) and may be less than a comparable investment directly in the Index or the stocks included in the Index. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments (with Memory) that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Index.

■Payments on the notes will not reflect changes in the value of the Index other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. As a result, even if the value of the Index increases during the term of the notes, you will not receive the Contingent Coupon Payments (with Memory) over the term of the notes if the Observation Value of the Index on each Coupon Observation Date is less than the Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value of the Index is less than the Threshold Value on the Final Calculation Day, even if the value of the Index was greater than the Threshold Value prior to such Final Calculation Day.

■You may not receive any Contingent Coupon Payments (with Memory). If the Observation Value of the Index is less than the Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments (with Memory) over the term of the notes and will not receive a positive return on the notes.

■If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■We are a finance subsidiary and, as such, will have limited assets and operations.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-17. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-8

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in stocks included in the Index) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

■You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■While BAC and our other affiliates may from time to time own securities of companies included in the Index, except to the extent that BAC’s common stock is included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-9

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC, the sponsor of the INDU (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section of the accompanying product supplement beginning on page PS-40 entitled “Description of the Notes—Discontinuance of an Index.”  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

■

The Dow Jones Industrial Average®

Unless otherwise stated, all information on the Dow Jones Industrial Average® (the “INDU”) provided in this term sheet is derived from Dow Jones Indexes, the marketing name and a licensed trademark of SPDJI. The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The INDU is maintained by an Averages Committee comprised of three representatives of SPDJI and two representatives of The Wall Street Journal (the “WSJ”). Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and The Nasdaq Stock Market.

The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to include 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis. The INDU includes companies from nine main groups: Basic Materials; Consumer Goods; Consumer Services; Financials; Healthcare; Industrials; Oil & Gas; Technology; and Telecommunications.

Computation of the INDU

The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.

The following graph shows the daily historical performance of the Index in the period from January 1, 2016 through February 24, 2026.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 24, 2026, the closing level of the Index was 49,174.50.

Historical Performance of the Index

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, MLPF&S. The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, or the notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-16 and PS-19 of the accompanying product supplement and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Dow Jones Industrial Average®, due March , 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Index.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

■Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder (as defined in the prospectus) unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

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